UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report  (Date of earliest event reported)  November 10, 2008

BLOUNT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11549	63-0780521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4909 SE International Way, Portland, Oregon 97222

(Address of Principal Executive Offices) (Zip Code)

(503) 653-8881

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2008, the Compensation Committee of the Board of Directors of Blount International, Inc. (“Blount”) approved Amendment No. 1 (the “Amendment”) to the Amended and Restated Employment Agreement, dated as of October 17, 2007, (the “Agreement”) with James S. Osterman as Chairman of the Board and Chief Executive Officer of Blount.  The terms of the Amendment provide that Mr. Osterman will be paid his previously agreed to guaranteed minimum annual bonus of $750,000 in quarterly installments of $187,500 for fiscal years 2008 and 2009 within 15 days after the end of each quarter, rather than being paid in one lump sum at the same time as bonuses are paid to other senior executives (as was previously provided for under the Agreement). Mr. Osterman will be paid his minimum annual bonus for the first three quarters of 2008 of $562,500 on or before November 14, 2008. In the event Mr. Osterman earns a bonus in excess of the guaranteed minimum annual bonus, any such excess amount will be paid to him at the same time incentive bonuses are paid to other senior executives after the close of a fiscal year. As previously provided under the Agreement, Mr. Osterman will have the option to defer all or a portion of his minimum annual bonus pursuant to any deferral plan established by Blount.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Amendment No. 1, dated November 10, 2008, to the Amended and Restated Employment Agreement of James S. Osterman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOUNT INTERNATIONAL, INC.

	By:	/s/ Richard H. Irving, III
Richard H. Irving, III
Senior Vice President, General Counsel &
Date: November 14, 2008		Secretary